Exhibit 99.2

Strategic Storage Trust VI, Inc. Acquires Storage Facility in The Villages, Florida Market

LADERA RANCH, CALIF – September 21, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 63,000 square foot self storage facility in Oxford, Florida. The facility is conveniently located minutes from The Villages, one of the fastest-growing metropolitan areas in the U.S. over the past decade.

The property has frontage visibility from U.S. Highway 301, with a traffic count of over 30,000 vehicles per day. It features a mix of approximately 440 interior climate-controlled and exterior drive-up units along with 48 outdoor RV parking spaces. The surrounding communities expect 15% population growth from 2021 to 2025. In addition to The Villages, the facility is easily accessible from the Wildwood and Summerfield areas.

“We are pleased to add this high-visibility property to our SST VI portfolio and expand SST VI’s footprint in Florida,” said Wayne Johnson, Chief Investment Officer of SST VI. “This marks our 13th U.S. property in the program. We believe this acquisition presents a tremendous opportunity for our stockholders.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that intends to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of September 21, 2022, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,400 units and 900,000 rentable square feet; one property with approximately 890 units and 92,400 rentable square feet in Toronto, Ontario; and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of September 21, 2022, SmartStop has an owned or managed portfolio of 176 properties in 22 states and Ontario, Canada, comprising approximately 120,600 units and 13.7 million rentable square feet. SmartStop and its affiliates own or manage 20 operating self storage properties in the Greater Toronto Area, which total approximately 17,050 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com